Registration No. 333-______

As filed with the Securities and Exchange Commission on September 5, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1859679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6464 Sycamore Court North
Minneapolis, Minnesota 55369
(Address of registrant’s principal executive offices,
including zip code)

VASCULAR SOLUTIONS, INC. STOCK OPTION AND STOCK AWARD PLAN
VASCULAR SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Howard Root
Chief Executive Officer
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369
Tel: (763) 656-4300
(Name, address and telephone number,
 including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000 Shares	$16.20	$16,200,000	$2,210

(1)	Represents (i) 600,000 shares of common stock of Vascular Solutions, Inc. that may be offered or sold pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan, and (ii) 400,000 shares of common stock of Vascular Solutions, Inc. that may be offered or sold pursuant to the Vascular Solutions, Inc. Employee Stock Purchase Plan.

(2)	Pursuant to General Instruction E of the General Instructions to Form S-8, this Registration Statement incorporates by reference (i) the registrant’s Registration Statement on Form S-8 (Registration No. 333-54164), which relates to the issuance and sale from time to time of an aggregate of up to 3,000,000 shares of the registrant’s common stock pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan, and 1,000,000 shares of the registrant’s common stock pursuant to the Vascular Solutions, Inc. Employee Stock Purchase Plan, (ii) the registrant’s Registration Statement on Form S-8 (Registration No. 333-145719), which relates to the issuance and sale from time to time of an aggregate of up to 1,900,000 shares of the registrant’s common stock pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan, and 700,000 shares of the registrant’s common stock pursuant to the Vascular Solutions, Inc. Employee Stock Purchase Plan, and (iii) the registrant’s Registration Statement on Form S-8 (Registration No. 333-166272), which relates to the issuance and sale from time to time of an aggregate of up to 600,000 shares of the registrant’s common stock pursuant to the Vascular Solutions, Inc. Employee Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of Vascular Solutions, Inc.’s common stock on August 29, 2013, as reported on the Nasdaq Global Select Market.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 registers the offer and sale of an additional 600,000 shares of our common stock, par value $0.01 per share, for issuance under the Vascular Solutions, Inc. Stock Option and Stock Award Plan and an additional 400,000 shares of our common stock, par value $0.01 per share, for issuance under the Vascular Solutions, Inc. Employee Stock Purchase Plan.  In accordance with Instruction E to Form S-8, the contents of the prior Form S-8 Registration Statement File No. 333-54164, Form S-8 Registration Statement File No. 333-145719 and Form S-8 Registration Statement File No. 333-166272 are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.	Exhibits.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, auditors for Vascular Solutions.

24	Power of Attorney (included on signature page).

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 5th day of September, 2013.

VASCULAR SOLUTIONS, INC.

By:	/s/ Howard Root
Howard Root
Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard Root, James Hennen and Gordon Weber, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of shares of common stock of Vascular Solutions, Inc. pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan and the Vascular Solutions, Inc. Employee Stock Purchase Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2013.

Name	Title

/s/ Howard Root	Chief Executive Officer and Director (principal executive officer)
Howard Root

/s/ James Hennen	Senior Vice President, Finance, Chief Financial Officer and Secretary (principal financial officer)
James Hennen

/s/ Timothy Slayton	Controller
Timothy Slayton	(principal accounting officer)

/s/ Martin J. Emerson	Director
Martin J. Emerson

/s/ John Erb	Director
John Erb

/s/ Richard Kramp	Director
Richard Kramp

/s/ Richard Nigon	Director
Richard Nigon

/s/ Paul O’Connell	Director
Paul O’Connell

/s/ Jorge Saucedo	Director
Jorge Saucedo
II-2

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, auditors for Vascular Solutions.

24	Power of Attorney (included on signature page).